RE:  Opinion of Counsel in Connection with
Rule 24f-2 Notice for High Yield Bond Trust, File No. 2-76639

To Whom It May Concern:

	The  High  Yield  Bond Trust  ("Trust")  is filing its
Rule  24f-2  Notice  to  which  this opinion is appended to
make the issuance of  such shares  definite
in number for its  fiscal  year ended  December  31, 1996.
In my opinion,  such shares, if issued and sold in
accordance with the Trust's  By-Laws,  Declaration of
Trust (as amended), and offering Prospectus, were legally issued, fully paid and non-assessable by the Trust, entitling the  holders  thereof  to  the rights  set  forth in the
ByLaws and Declaration of   Trust,  as  amended,  and
subject to the limitations stated therein.

	My opinion is based upon my examination  of the
Trust's  By-Laws (including  any  amendments thereto),
Declaration  of  Trust,  the   Trust's Prospectus,  and a
review of the minutes of the Board of Trustees of the Trust authorizing the issuance of such shares.

	I hereby consent to the use of this opinion in connection with the Rule 24f-2 Notice filed by High Yield
Bond Trust making definite the number of such additional shares issued.

Very truly yours,




/s/ Kathleen A. McGah
--------------------------------------------------
Counsel and Assistant Secretary
The Travelers Life and Annuity Company

Dated: February 27, 1997